Exhibit 99.1

News Release

AGL Resources Names Peter Tumminello President, Sequent Energy Management

ATLANTA – April 27, 2010 -- The AGL Resources (NYSE: AGL) board of directors today named Peter Tumminello president of Sequent Energy Management, the company’s Houston-based asset management organization, effective immediately. He will join the company’s Policy Committee, the senior-most group of executives who are responsible for developing the business goals and strategies of the organization. Tumminello has been serving as acting president of Sequent since March 8, 2010.

“With this appointment of Pete, we expect Sequent to continue to grow its leadership position as a provider of asset management services to the wholesale gas industry in North America,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources. “This promotion reflects Pete’s valuable leadership and contributions to AGL Resources.”

As president, Tumminello will lead all aspects of Sequent’s operations, including natural gas asset management, supply and distribution, trading and producer services. Tumminello also will play a key role in developing and implementing long-term growth plans for Sequent.

Tumminello brings more than 20 years experience in natural gas marketing and trading and more than 25 years in the energy industry to his new position. Prior to serving as acting president, Tumminello was Sequent’s executive vice president of business development and support. He joined the executive management team of Sequent in August 2003 as vice president of asset management and origination.

Prior to joining AGL Resources and Sequent, Tumminello was vice president of energy supply for Green Mountain Energy Company, and worked for TPC Corp and ARCO Oil and Gas Company in various capacities in energy marketing, and storage and transportation asset management.

Tumminello holds a Master of Business Administration degree from the University of Southwestern Louisiana and a Bachelor of Science degree in petroleum engineering from Louisiana Tech University. He frequently speaks on natural gas storage, transportation and asset management at energy industry conferences.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

About Sequent Energy Management
Sequent Energy Management, a wholly owned subsidiary of AGL Resources Inc. (NYSE: AGL), is a Houston-based entity focusing on asset management and optimization, producer services, wholesale marketing and risk management. For more information, visit www.sequentenergy.com.

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Contacts:         Financial
Steve Cave
Vice President - Finance
Office:  404-584-3801
Cell: 404-333-4721
scave@aglresources.com

Media
Alan Chapple
Office:404-584-4095
Cell:404-783-3011
achapple@aglresources.com